Exhibit 5.5

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 20, 2012

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

Re: Beazer Homes USA, Inc. - Registration Statement on Form S-4 and Exchange of Senior Notes

Ladies and Gentlemen:

We are acting as special counsel, solely with respect to the matters addressed in this letter, to April Corporation, a Colorado corporation (the “Guarantor”) and a subsidiary of Beazer Homes USA, Inc., a Delaware corporation (“Beazer”), with respect to certain matters in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $300,000,000 aggregate principal amount of Beazer’s 6.625% Senior Secured Notes due 2018 (the “New Notes”) in exchange for up to $300,000,000 aggregate principal amount of Beazer’s 6.625% Senior Secured Notes due 2018 originally issued on July 18, 2012 and outstanding as of the date hereof (the “Original Notes”). In conjunction with the issuance of the New Notes, the Guarantor will issue a guarantee with respect to the New Notes (the “Guarantee”).

The Original Notes and the Guarantee were issued, and the New Notes will be issued, pursuant to an indenture dated as of July 18, 2012 (the “Indenture”), Wilmington Trust, National Association, as collateral agent, by and among Beazer, U.S. Bank National Association, as trustee (the “Trustee”), and the Guarantor and the other guarantors signatory thereto. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of the opinions, which are set forth in paragraphs (a) through (c) below (the “Opinions”), and other statements made in this letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the documents so reviewed, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the documents submitted to us. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

April Corporation	2	November 20, 2012

For purposes of this opinion letter, we have assumed that the Indenture, the Original Notes, and the Guarantee have not been amended, restated, modified, supplemented or terminated, and no rights thereunder have been waived by any action or inaction of any party thereto. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

The Opinions are based as to matters of law solely on applicable provisions of the General Colorado Business Corporation Act, as amended and currently in effect.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a)	The Guarantor is validly existing as a corporation and in good standing under the laws of the State of Colorado.

(b) The Guarantor has the corporate power to execute, deliver and perform the Indenture and the Guarantee. The execution, delivery and performance by the Guarantor of the Indenture and the Guarantee have been duly authorized by all necessary corporate action of the Guarantor.

(c)	Each of the Indenture and the Guarantee has been duly executed and delivered by the Guarantor.

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. The opinions set forth in paragraph (c) are based upon a review of only those laws and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to transactions of the type contemplated in the Indenture and the Guarantee.

This opinion letter has been prepared for use in connection with the Registration Statement, the Indenture and the Guarantee. This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to effectiveness of the Registration Statement.

We hereby consent to the reliance on, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, this opinion letter by King & Spalding LLP; provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP